Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

SCHLUMBERGER ELECTRICITY, INC.

FIRST: The name of the corporation is Schlumberger Electricity, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) shares of common stock having a par value of $10.00 per share (“Common Stock”). The Common Stock (a) shall be one and the same class, (b) shall have full and unlimited voting rights (with each share having one vote on each matter submitted to stockholders for vote), (c) shall have equal rights of participation in dividends and other distributions, and (d) shall be entitled to receive the net assets of the corporation ratably upon dissolution.

FIFTH: The incorporator is Constance H. Cantrell, whose mailing address is 1209 Orange Street, Wilmington, Delaware 19801.

SIXTH: The powers of the incorporator are to terminate upon the filing of the certificate of incorporation, and the initial board of directors shall consist of three directors, whose names and current mailing addresses are:

Constance H. Cantrell

4960 Peachtree Industrial Boulevard

Suite 250

Norcross, Georgia 30071

Pamela K. Orkis

4960 Peachtree Industrial Boulevard

Suite 250

Norcross, Georgia 30071

Bruce M. Wicinski

313 North Highway 11

West Union, South Carolina 29696

and who are to serve as directors until the first annual meeting of the stockholders or until his or he successors are elected and qualified or their earlier death, resignation or removal from office.

SEVENTH: Election of directors need not be by ballot.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware General Corporation Law §174, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

TENTH: The corporation reserves the right to amend and repeal any provision contained in the certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

DULY EXECUTED and delivered by the incorporator, under seal, for the purpose of formin_ a corporation under the laws of the State of Delaware and making, filing and recording this certificate of incorporation, and who does here by certify that the facts stated in this certificate of incorporatio_ are true, all on December 1, 1995.

/s/ Constance H. Cantrell
Constance H. Cantrell, as incorporator